Exhibit 99.1

The Empire District Electric Company Reports Second Quarter 2016 Earnings; Declares Quarterly Dividend

JOPLIN, Mo.--(BUSINESS WIRE)--July 28, 2016--At the Board of Directors meeting of The Empire District Electric Company (the “Company”) (NYSE:EDE) held today, the Directors declared a quarterly dividend of $0.26 per share. The dividend is payable September 15, 2016, to holders of record as of September 1, 2016. The Company, an operator of regulated electric, gas and water utilities, announced today the results for the quarter and twelve months ended June 30, 2016.

Highlights:

  Consolidated earnings for the second quarter ended June 30, 2016, were $9.2 million, or $0.21 per share, inclusive of $4.2 million of merger-related costs incurred during the quarter. Absent merger-related costs, earnings for the second quarter, adjusted for taxes, would have been $11.8 million, or $0.27 per share. Earnings for the same quarter 2015 were $6.8 million, or $0.16 per share ($0.15 on a diluted basis).
  Consolidated earnings for the twelve months ended June 30, 2016 period, including $8.4 million of merger-related costs, were $58.4 million, or $1.33 per share. Absent merger-related costs, twelve months ended tax-adjusted earnings would have been $63.7 million, or $1.45 per share. Earnings for the twelve months ended June 30, 2015 period were $56.4 million, or $1.30 per share ($1.29 diluted).
  Earnings for both the second quarter 2016 and twelve month period ended June 30, 2016 were higher than the respective 2015 periods primarily as a result of increased Missouri electric rates that became effective in July 2015. More favorable weather was a positive driver of comparable quarter results, however the positive quarter effect was more than offset in the 2016 twelve-month period by mild winter heating season weather.
  As announced on June 21, 2016, the Company filed a Unanimous Stipulation and Agreement with the Missouri Public Service Commission (MPSC) for changes in Missouri customer rates. The agreement, if approved, allows an annual increase in base revenues of about $20.4 million, or 4.46%. Base revenues established by the agreement are lower than the originally requested level of $33.4 million due primarily to lower fuel and purchased power costs than those built into current customer rates. The offsetting effect of reduced revenues and reduced fuel costs results in little impact to gross margin. If approved, new rates are expected to become effective in mid-September 2016.
  On June 29, 2016, the Company filed a joint motion with the Arkansas Public Service Commission (APSC) for approval of a Stipulation and Settlement Agreement to approve the Company’s previously disclosed merger with Liberty Utilities (Central) Co., an indirect subsidiary of Algonquin Power & Utilities Corp. Approval is pending before the APSC.

According to Brad Beecher, Empire’s President and CEO, “Our second quarter results, adjusted for weather and the merger-related costs incurred during the period, continue to meet our expectations. Taking these results into account and considering the preliminary rate case outcome, our earnings guidance communicated on February 26, 2016 remains unchanged.” Beecher added, “With FERC and Oklahoma approvals in place and a settlement agreement awaiting approval in Arkansas, we are making steady progress as we work through the remaining state and Federal regulatory processes necessary to close our merger with Algonquin Power and Utilities Corp. We continue to expect closing in the first quarter of 2017.”

Second Quarter 2016 Results

Electric segment gross margin (electric revenue less cost of fuel and purchased power) increased $7.2 million, or 8.2%, during the second quarter 2016 compared to the second quarter 2015. Quarter over quarter electric segment gross margin impacts include:

  Increased customer rates of $5.7 million, net of a $1.4 million decrease in Missouri base fuel recovery, increased revenues by an estimated $4.3 million,
  Weather and other volumetric factors increased revenues by an estimated $1.8 million, and
  Improved customer counts added an estimated $0.8 million to revenues.

Fuel expense changes reflective of the timing of the deferral and recovery of non-Missouri fuel and consumable costs had a negligible impact on electric segment gross margin when compared to the 2015 quarter.

Gas segment gross margin (gas revenues less cost of gas sold and transported) was relatively flat when compared to second quarter 2015 results.

Consolidated second quarter 2016 earnings were favorably impacted by decreased maintenance costs of approximately $2.9 million, while unfavorable impacts included the following:

  Depreciation and amortization expense increases of approximately $0.7 million,
  Interest expense increases of approximately $0.4 million,
  Changes in AFUDC, which decreased earnings by approximately $0.2 million, and
  Merger-related costs of approximately $4.2 million.

Consolidated net income increased approximately $2.4 million, or 36.3%, for the second quarter of 2016 compared to the second quarter of 2015. As noted above, absent the aforementioned merger-related costs, adjusted for taxes, consolidated second quarter 2016 earnings would have been approximately $11.8 million, or $0.27 per share.

Twelve Months Ended June 30, 2016 Results

Electric segment gross margin increased approximately $21.0 million or 5.6% during the twelve month period ended June 30, 2016 compared to the prior year period. Year over year electric segment gross margin impacts include:

  Increased customer rates of $22.7 million, net of a decrease in Missouri base fuel recovery of $5.5 million, increased revenues an estimated $17.2 million,
  Improved customer counts added an estimated $2.7 million to revenues, and
  Weather and other volumetric factors decreased revenues an estimated $12.7 million.

Fuel expense changes reflective of the timing of the deferral and recovery of non-Missouri fuel and consumable costs contributed positively to electric segment gross margin when compared to the 2015 period.

Gas segment gross margin was approximately $2.3 million, or 9.7%, below the twelve month period ended June 30, 2015 as mild weather during the current period winter heating season drove a 15.6% decline in overall sales.

Twelve month ended consolidated earnings were favorably impacted by lower maintenance expenses of approximately $5.4 million. Unfavorable impacts included the following:

  Depreciation and amortization expense increases of approximately $4.4 million,
  Other taxes increase of approximately $0.6 million,
  Interest expense increase of approximately $3.0 million,
  Changes in AFUDC, which decreased earnings by approximately $0.5 million, and
  Merger-related costs of approximately $8.4 million.

Consolidated net income increased approximately $2.0 million, or 3.6%, for the twelve month period ended June 30, 2016 compared to the prior year period. As noted above, absent the aforementioned merger-related costs, adjusted for taxes, consolidated earnings for the twelve month period ended June 30, 2016 would have been approximately $63.7 million, or $1.45 per share, a 12.9% increase over the 2015 period.

Selected unaudited consolidated financial data for the quarters and twelve months ended June 30, 2016 and June 30, 2015 is presented in the following table.

(dollars in millions, except Per Share data)

	Three Months Ended June 30,			Twelve Months Ended June 30,
	2016	2015	Change*	2016	2015	Change*
Electric Margin	$94.3	$87.1	$7.2	$395.3	$374.3	$21.0
Gas Margin	4.2	4.2	(0.1)	21.3	23.6	(2.3)
Other Revenues	1.9	2.0	(0.1)	8.4	8.1	0.3
Gross Margin	100.3	93.3	7.0	425.0	406.0	19.0

Less:
Operating and Maintenance Expenses	41.0	44.0	(3.0)	161.8	165.5	(3.7)
Merger-related costs	4.2	0.0	4.2	8.4	0.0	8.4
Depreciation and Amortization	20.8	20.1	0.7	81.6	77.2	4.4
Taxes	14.9	13.1	1.8	75.0	71.5	3.5
Operating Income	19.4	16.1	3.3	98.2	91.8	6.4
Interest Expense and Other, net	10.2	9.3	0.9	39.8	35.4	4.4
Net Income	$9.2	$6.8	$2.4	$58.4	$56.4	$2.0

Earnings Per Share (Basic)	$0.21	$0.16	$0.05	$1.33	$1.30	$0.04
Earnings Per Share (Diluted)	$0.21	$0.15	$0.05	$1.33	$1.29	$0.04

Reconciliation of Net Income/Earnings Per Share

Net Income (GAAP)	$9.2	$6.8	$2.4	$58.4	$56.4	$2.0
Merger-related costs (adjusted for taxes)	2.6	0.0	2.6	5.3	0.0	5.3
Net Income (excl. merger-related costs)	$11.8	$6.8	$5.0	$63.7	$56.4	$7.3

Earnings Per Share (Basic)	$0.27	$0.16	$0.11	$1.45	$1.30	$0.15
Earnings Per Share (Diluted)	$0.27	$0.15	$0.12	$1.45	$1.29	$0.16

	Three Months Ended June 30,			Twelve Months Ended June 30,
	2016	2015	% Change*	2016	2015	% Change*
Electric On-System kWh Sales (in millions):
Residential	364	347	5.2%	1,772	1,876	-5.5%
Commercial	394	394	-0.1%	1,560	1,585	-1.6%
Industrial	278	272	2.2%	1,073	1,050	2.1%
Other	111	110	0.5%	459	461	-0.4%
Total On-System Electric Sales	1,147	1,123	2.2%	4,864	4,972	-2.2%

Retail Gas Sales (billion cubic feet):
Residential	0.20	0.21	-2.6%	2.05	2.44	-16.2%
Commercial/Industrial	0.12	0.12	-8.3%	1.00	1.18	-14.9%
Other	0.00	0.00	35.4%	0.03	0.03	-2.3%
Total Retail Gas Sales	0.32	0.33	-4.5%	3.08	3.65	-15.6%

* Slight differences from actual results may occur due to rounding to millions.

Reconciliation of Earnings Per Share

	Quarter Ended	Twelve Months Ended
Basic Earnings Per Share – June 30, 2015	$0.16	$1.30
Gross Margins
Electric segment	0.10	0.30
Gas segment	0.00	(0.03)
Other segment	0.00	0.00
Total Gross Margin	0.10	0.27

Expenses
Operating	0.00	(0.03)
Maintenance and repairs	0.04	0.08
Depreciation and amortization	(0.01)	(0.06)
Merger-related costs	(0.06)	(0.12)
Other taxes	0.00	(0.01)
Change in effective income tax rates	0.00	(0.01)
Other income and deductions	(0.01)	(0.03)
Interest charges	(0.01)	(0.04)
AFUDC	0.00	(0.01)
Dilutive effect of additional shares issued	0.00	(0.01)

Basic Earnings Per Share – June 30, 2016	$0.21	$1.33

The reconciliation of basic earnings per share (EPS) presented above compares the quarter and twelve months ended June 30, 2016 versus June 30, 2015 and is a non-GAAP presentation. The economic substance behind this non-GAAP EPS measure is to present the after tax impact of significant items and components of the statement of income on a per share basis before the impact of additional stock issuances. The Company believes this presentation is useful to investors because the statement of income does not readily show the EPS impact of the various components, including the effect of new stock issuances. This could limit the readers’ understanding of the reasons for the EPS change from previous years. This information is useful to management, and the Company believes useful to investors, to better understand the reasons for the fluctuation in EPS between the prior and current years on a per share basis. The presentation of net income and EPS excluding merger-related costs throughout this press release is also a non-GAAP presentation. The Company believes this presentation is useful to investors because merger-related costs are not reflective of the underlying ongoing operations of the Company and has included the analysis as a complement to the financial information provided in accordance with GAAP.

In addition, although a non-GAAP presentation, the Company believes the presentation of gross margin (reflected in the table above and elsewhere in this press release) is useful to investors and others in understanding and analyzing changes in operating performance from one period to the next, and has included the analysis as a complement to the financial information provided in accordance with GAAP.

This reconciliation and margin information may not be comparable to other companies or more useful than the GAAP presentation included in the statements of income. The presentation does not purport to be an alternative to EPS determined in accordance with GAAP as a measure of operating performance or any other measure of financial performance presented in accordance with GAAP. Management compensates for the limitations of using non-GAAP financial measures by using them to supplement GAAP results to provide a more complete understanding of the factors and trends affecting the business than GAAP results alone. The dilutive effect of additional shares issued in this table reflects the impact of all shares issued in the respective periods presented.

Earnings Guidance

Our revised 2016 guidance range of $1.26 to $1.44 per share communicated on February 26, 2016 assumes approximately 50% of the expected merger-related costs of $15 to $17 million will be payable in 2016, assuming a 2017 closing date. It also assumes 30-year average weather, overall system energy growth of less than 1% and increased operating costs driven by costs related to our Riverton combined cycle project. Given the Unanimous Stipulation and Agreement filed with the MPSC regarding electric rate Case No. ER-2016-0023, although still unapproved, is reflective of lower fuel costs with little impact on margin, our revised guidance range remains unchanged.

Other factors that may impact earnings include variations in customer growth and usage projections, unanticipated or unplanned events that may impact operating and maintenance costs and the impact of actual rate case results differing from our assumptions. The effects of assumptions and other factors evaluated for the purpose of providing guidance are not necessarily independent of one another, and the combination of effects can cause individual impacts smaller or larger than the indicated guidance range.

Based in Joplin, Missouri, The Empire District Electric Company (NYSE:EDE) is an investor-owned, regulated utility providing electric, natural gas (through its wholly owned subsidiary, The Empire District Gas Company) and water service, with approximately 218,000 customers in Missouri, Kansas, Oklahoma, and Arkansas. A subsidiary of the Company also provides fiber optic services.

Certain matters discussed in this press release are “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. Such statements address or may address future plans, objectives, expectations and events or conditions concerning various matters such as the pending acquisition of Empire by Liberty Utilities (Central) Co. (Liberty Central), a subsidiary of Algonquin Power & Utilities Corp. (APUC) (the Merger), capital expenditures, earnings, pension and other costs, competition, litigation, our construction program, our generation plans, our financing plans, potential acquisitions, rate and other regulatory matters, liquidity and capital resources and accounting matters. Actual results in each case could differ materially from those currently anticipated in such statements, by reason of the factors noted in the Company’s filings with the SEC, including the most recent Form 10-K and 10-Q.

CONTACT:
The Empire District Electric Company
Contacts:
Investor Relations
Dale Harrington, 417-625-4222
Director of Investor Relations
dharrington@empiredistrict.com
or
Media Communications
Julie Maus, 417-625-5101
Director of Corporate Communications
jmaus@empiredistrict.com